Exhibit A

January 1, 2016

As Amended: August 17, 2021

The following Funds are covered under this agreement:

Rational Equity Armor Fund
Rational Tactical Return Fund
Rational Dynamic Brands Fund
Rational Strategic Allocation Fund
Rational Insider Buying VA Fund
Rational/Resolve Adaptive Asset Allocation Fund
Rational Select Asset Fund
Rational Special Situations Income Fund
Rational/Pier 88 Convertible Securities Fund
Rational Inflation Growth Fund

Mutual Fund and Variable Insurance Trust

By: /s/ Stephen Lachenauer

Print Name: Stephen Lachenauer

Title: Trustee

MFund Services LLC

By: /s/ Jerry Szilagyi

Print Name: Jerry Szilagyi

Title: Managing Member